Exhibit 1(c)
                    KEMPER GLOBAL/INTERNATIONAL SERIES, INC.

                             ARTICLES SUPPLEMENTARY

         Kemper Global/International Series, Inc., a Maryland corporation (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to and in accordance with Section 2-105(c) and Section 2-208.1 of the Maryland General Corporation Law, the aggregate number of shares of capital stock that the Corporation, which is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), has the authority to issue is hereby increased to Six Hundred
Million (600,000,000) shares, with a par value of $0.001 per share, for an aggregate par value of Six Hundred Thousand Dollars ($600,000).

         (a)  Immediately  prior to the  increase  effected  by  these  Articles
Supplementary, the total number of Shares of all series and classes that the Corporation had the authority to issue was Five Hundred Million (500,000,000) shares, with a par value of $0.001 per share, for an aggregate par value of Five Hundred Thousand Dollars ($500,000).

         (b) Immediately after the increase effected by these Articles Supplementary, the total number of shares of all series and classes that the Corporation has the authority to issue is Six Hundred Million (600,000,000) shares, with a par value of $0.001 per share, for an aggregate par value of Six Hundred Thousand Dollars ($600,000).



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         SECOND:  Pursuant  to the  authority  expressly  vested in the Board of
Directors of the Corporation by Article Fifth of the Charter of the Corporation, the Board of Directors has duly classified the One Hundred Million (100,000,000) shares of the capital stock of the Corporation resultant from the increase of authorized capital effected by these Articles Supplementary as a new series of the capital stock of the Corporation, such series being designated the "Growth Fund of Spain." Pursuant to Article Fifth of the Charter of the Corporation, the One Hundred Million (100,000,000) shares of the Growth Fund of Spain are further divided into three (3) classes of shares, designated as the Class A shares, the Class B shares and the Class C shares, with the Class A and Class B shares each consisting of 33,333,333 shares and the Class C shares consisting of 33,333,334 shares. Prior to the increase effected by these Articles Supplementary, one hundred million (100,000,000) shares of the capital stock were designated as the Kemper Global Blue Chip Fund; one hundred million (100,000,000) shares of the capital stock were designated as the Kemper International Growth and Income Fund; one hundred million (100,000,000) shares of the capital stock were designated as the Kemper Emerging Markets Income Fund; one hundred million (100,000,000) shares of the capital stock were designated as the Kemper Emerging Markets Growth Fund; and one hundred million (100,000,000) shares of the capital stock of the Corporation were designated as the Kemper Latin America Fund. Prior to the increase effected by these Articles Supplementary, each of the Kemper Global Blue Chip Fund, the Kemper International Growth and Income Fund, the Kemper Emerging Markets Income Fund, the Kemper Emerging Markets Growth Fund and the Kemper Latin America Fund was further divided into three (3) classes of shares, designated as the Class A shares, the Class B shares and the Class C shares, with the Class A and Class B shares each consisting of 33,333,333 shares and the Class C shares consisting of 33,333,334 shares.

         THIRD: Except as otherwise provided by the express provisions of these Articles Supplementary, nothing herein shall limit, by inference or otherwise, the discretionary right of the Board of Directors of the Corporation to classify and reclassify and issue any unissued shares of any series or class of the Corporation's capital stock and to fix or alter all terms thereof to the full extent permitted by the Charter of the Corporation.

         FOURTH: A description of the series and classes, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions for redemption is set forth in the Charter of the Corporation and is not changed by these Articles Supplementary, except that six series of shares, as opposed to five, now exist.

         FIFTH: The Board of Directors of the Corporation, at a meeting duly called and held, duly authorized and adopted resolutions increasing the aggregate number of shares of capital stock that the Corporation has authority to issue and classifying and designating the capital stock resultant from the increase as set forth in these Articles Supplementary.

         IN WITNESS WHEREOF, Kemper Global/International Series, Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary on this 20th day of November, 1998; and its President acknowledges that these Articles Supplementary are the act of Kemper Global/International Series, Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.


ATTEST:                             KEMPER GLOBAL/INTERNATIONAL SERIES, INC.

/s/Philip J. Collora                        By:/s/Mark S. Casady       (SEAL)
Philip J. Collora,                          Mark S. Casady,
Secretary                                   President